GLOBAL FOOD TECHNOLOGIES, INC., a Delaware corporation	PROCINT LTDA., a Chilean Limitada company

/s/ Ernesto Lawrence Diaz
/s/ Leonardo Bravo Mendez

By:	By:	Ernesto Lawrence Diaz

Its:	By:	Leonardo Bravo Mendez

	Its:	Illegible General Illegible

	Its:	Illegible

iPura® Processing Agreement

NOTARIO PUBLICO HERNAN TIKE CARRASCO

This *iPura* Processing Agreement (the "**Agreement**") is made as of Septiembre ___, 2008 (the "**Effective Date**") between Global Food Technologies, Inc., a corporation organized under the laws of the State of Delaware, United States of America ("**GFT**"), and Procint Ltda., a company organized under the laws of Chile ("**Procint**", or "**Processor**"), with reference to the facts and objectives stated in the following Preambles:

A. This Agreement sets forth the understanding between GFT and Procint concerning the terms and conditions pursuant to which Procint will provide seafood processing services to GFT.

B. GFT is the owner of the proprietary, and in some countries patented, ***iPura*® microbial reduction** system, commonly known as the "***iPura*® System**", providing a unique "clean-step" process utilizing expertise in cellular biology to deliver an organic method to kill pathogens in certain species of seafood. The *iPura*® System is a component of GFT's *iPura*® Food Safety and Quality Assurance Services Program ("***iPura*® Food Safety Program**"), representing **The Highest Standard in Food Safety**™, making food products cleaner and safer without affecting the natural taste, texture, color or nutritional value of the processed food.

C. Procint is the owner of a salmon processing facility, property registered in its name on leaf N°: 2573 N°: 2660 in the property register 2003 real estate registry of Puerto Montt referred to herein as "**Processor's Plant**" (as defined in Section 1.29), and is experienced in the commercial processing of raw material from post-harvest through packaging and cold storage. Procint is not the owner of the seafood that it processes, but rather is in the business of providing custom seafood processing services for the owner of the seafood. Processor's Plant is centrally located, and Procint has maintained and continues to maintain contracts to provide these same processing services for certain other salmon industry leaders.

D. Under that certain "***iPura*® System Installation Agreement**" being executed between the parties concurrently and dated of even date with this Agreement, GFT's *iPura*® System is being installed in Processor's Plant to enable Procint to process Seafood (as defined in Section 1.32) delivered to Processor's Plant by GFT or GFT's wholly-owned subsidiary, *iPura*® Food Distribution Company, Inc., a corporation organized under the laws of the State of Delaware in the United States ("IFD") (GFT and IFD are sometimes referred to interchangeably herein as "GFT"), for processing ("**GFT-ordered Product**"), in compliance with "**GFT Processing Standards**" (as defined in Section 1.14) at Processor's Plant pursuant to this Agreement.

E. As contemplated in the *iPura*® System Installation Agreement, Procint desires to fulfill GFT's Seafood processing orders pursuant to this Agreement, and, in pursuance thereof, is contracting with GFT under the *iPura*® System Installation Agreement to have GFT install and operate an *iPura*® System at the **Site** (as defined in Section 1.33) designated by Procint in its Processing Plant as soon as practicable after execution of both Agreements, which Site is to be specifically dedicated to the *iPura*® System ("**Dedicated Area**").

F. This Agreement sets forth the terms pursuant to which: (1) GFT will procure the raw Seafood product, execute elements of its *iPura*® Food Safety Program including the operation of the *iPura*® System at Processor's Plant solely with respect to GFT-ordered Product,and act as exporter of Seafood

bearing the "*iPura*® Seal" (as defined in Section 1.22), and (2) Procint will provide processing services for GFT-ordered Product.

In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

1.1 Confidential Information has the meaning set forth in Section 12.

1.2 Dedicated Area has the meaning set forth in Preamble E.

1.3 Direct Competitor means any person or entity whose primary business is food processing and/or food safety, or any person or entity controlling, controlled by or under common control with such a person or entity.

1.4 Effective Date means the date this Agreement is finally signed by both parties, and this Agreement shall not be effective unless and until each party has executed it and provided the other with a copy of it containing their original signature in accordance with the terms of this Agreement. In furtherance thereof, the last party to sign shall insert the date it signs this Agreement in the space provided for the "Effective Date" in the first paragraph on Page 1 of this Agreement.

1.5 Force Majeure means war, riot, labor strike, equipment failure, fire, sabotage, terrorist act, flood or other natural disaster, accident, or other similar cause, or acts of any government outside the control of the affected party, including, but not limited to, the refusal of a Governmental Authority to issue visas or export licenses.

1.6 FPLA has the meaning set forth in Section 2.1.

1.7 GFT Documents has the meaning set forth in Section 13.1(a).

1.8 GFT Indemnitees has the meaning set forth in Section 14.2.

1.9 GFT's IP has the meaning set forth in Section 11.2.

1.10 GFT-ordered Product has the meaning set forth in Preamble D.

1.11 GFT's Properties has the meaning set forth in Section 11.2.

1.12 GFT Personnel means any and all employees, officers, agents, independent contractors and representatives of GFT.

1.13 GFT Processing Standards has the meaning set forth in Section 2.1.

1.14 Governmental Authority means any law, statute, ordinance, rule, regulation, order, writ, injunction, decree, judgment, award or other order or requirement of any foreign, federal, state or local governmental or regulatory body, department, bureau, office, administrative agency, court or authority or body.

1.15 Infringement has the meaning set forth in Section 13.5.

1.16 Innovations has the meaning set forth in Section 11.3.

1.17 Installation Date means that date when GFT gives notice to Processor that it has completed installation of the ***iPura***® System at the Site and is prepared to accept Seafood for processing through the system.

1.18 ***iPura***® Food Safety Program has the meaning set forth in Preamble B.

1.19 ***iPura***® System Installation Agreement means the ***iPura***® System Installation Agreement between the parties, of even date herewith.

1.20 ***iPura***® System means GFT's proprietary integrated equipment and methods, parts, supplies, tools, processes, and other components specially manufactured, installed, operated, monitored and/or maintained by or for GFT to treat Seafood.

1.21 ***iPura***® Seal or ***iPura***® Label means the trademarked marketing materials set forth on **Exhibit A**, or such other materials as GFT provides to Processor from time to time.

1.22 Licensed Materials means the ***iPura***® Program user manuals and handbooks, and any other documentation provided by GFT to Processor and relating to the ***iPura***® Food Safety Program.

1.23 MFN Price has the meaning set forth in Section 5.2.

1.24 More Favorable MFN Price has the meaning set forth in Section 5.2.

1.25 Processing Fee has the meaning set forth in Section 5.2.

1.26 Processor Documents has the meaning set forth in Section 14.1(a).

1.27 Processor Personnel means any and all employees, officers, agents, independent contractors and representatives of Processor.

1.28 Processor's Plant means the seafood processing facility occupied by Processor at El Teniente 121, Parque Industrial, Puerto Montt, X Region, Chile.

1.29 QAP has the meaning set forth in Section 8(a).

1.30 Reimbursable Costs has the meaning set forth in Section 5.6.

1.31 Seafood or Product means only salmon (salmo salar) or trout (oncorhynchus nykiss)

1.32 Site means the location designated by Processor in Processor's Plant for installation and operation of the ***iPura***® System per GFT's specifications, and which is specifically dedicated to the ***iPura***® System and no other use. Site is sometimes used interchangeably with Dedicated Area.

1.33 Starting MFN Price has the meaning set forth in Section 5.2.

1.34 Term and Renewal Term have the meanings set forth in Sections 10.1 and 10.2, respectively.

1.35 Treated Product has the meaning set forth in Section 2.1.

NOTARIO PUBLICO

2. PROCINT SERVICES

2.1 Services. Procint's Seafood processing services shall include: (i) receiving the GFT-ordered Product in raw material form; (ii) cleaning, grading, filleting, and molding the GFT-ordered Product under product and processing standards and specifications provided by GFT (the **"GFT Processing Standards"**); (iii) packaging all GFT-ordered Product treated through the ***iPura***® System (**"Treated Product"**), including affixing the ***iPura***® Seal to the exterior of all (and only) such packaging containing the Treated Product, in conformance with the descriptions and requirements set forth in each respective purchase order and all applicable Governmental Authority, including but not limited to the United States Fair Packaging and Labeling Act (the **"FPLA"**); (iv) packing and loading the finished Treated Product; (iv) cold storage, freezing, and shipping of the Treated Product, including provision of ice required to keep the Treated Product fresh from receipt until shipment; and (v) full and timely delivery of certain required information pertaining to production, as requested by GFT. Procint shall process the GFT-ordered Product according to its usual custom, integrating and coordinating its process with GFT's ***iPura***® System with respect to all GFT-ordered Product being processed, with adequate personnel and on a schedule reasonably satisfactory to ensure processing of all of GFT's orders on a timely basis, but in no case deviating from any schedule agreed to under any purchase order or other contract governing such order.

2.2 Scrivce-Related Duties. Procint will be liable for any delivered Product delivered to the GFT work area failing to meet the GFT Processing Standards and for those that have not been delivered, and for any loss or deterioration of raw material and packing material owned by GFT. Procint shall deliver freshly processed Product to the GFT work area (by conveyor belt or some other delivery process) in a steady flow of work to easily enable final processing of GFT-ordered Product through the ***iPura***® System (avoiding build-up and delivery of multiple "batches"). Procint shall provide the necessary and sufficient processing capacity to meet the processing volume (determined by poundage) as indicated in Schedule 1 of this Agreement.

3. PRODUCT PACKAGING

GFT will supply the preliminary packaging material for the finished Treated Product. Any material or supply not provided by GFT shall be provided by Procint and charged to GFT, at Procint's actual cost, via an expense reimbursement invoice.

4. OPERATION AND MAINTENANCE AFTER INSTALLATION

4.1 GFT Control. Once installation of the ***iPura***® System is completed, as evidenced by GFT notifying Procint of the Installation Date, the ***iPura***® System will be maintained and monitored by GFT Personnel at the Site in Processor's Plant. GFT will be in sole control of the GFT supervision Personnel, without interference by the Processor. All personnel not belonging to the treatment area will not be entitled to enter the GFT treatment area without permission of the GFT shift supervisor/GFT on-site manager to ensure maintenance of a "low microbial" environment.

4.2 Operation. Operation will include supervision of the loading of the Product to be treated by the *iPura*® System onto system trays; pre-operation rinse; conducting the bacterial reduction operation; supervision of the unloading of the Treated Product from the system trays; supervision of placement of the Treated Product into individual packages and sealing the packages; and supervision of the application of the *iPura*® Seal to qualifying packages. The *iPura® System* operators will be provided by the Processor, who will invoice GFT monthly the associated costs.

4.3 Maintenance. Maintenance will include regularly scheduled maintenance activities and provision of maintenance technicians for scheduled and unscheduled maintenance requirements.

5. PRICING AND PAYMENTS

5.1 Minimum Volumes. Schedule 1 sets forth the minimum volumes of Product that GFT anticipates will be processed by Processor per GFT orders each calendar month after the Installation Date. Procint will not perform any processing services for GFT hereunder, and GFT shall not submit orders for Product to Procint, unless and until GFT notifies Procint of the Installation Date. Procint's sole and exclusive remedy for any failure by GFT to deliver the quantities indicated in Schedule 1 shall be the right to demand an economic compensation based on the difference of the programmed volume, but not the right to demand payment for unprocessed raw material. All references to "pound" and "pounds" in this Agreement are to the avoirdupois weight (British/American) meaning of "pound (lb)".

5.2 Processing Fee. In consideration of the performance of Procint's services and other obligations pursuant to this Agreement, GFT shall pay to Procint a processing fee ("**Processing Fee**") for each pound of Seafood processed, based on its raw material weight upon delivery to Procint, determined as hereinafter provided. The price and aggregate economic and sale terms under this Agreement with respect to Procint's processing services shall at no time be less favorable to GFT than the most favorable price and aggregate economic and sale terms on which Procint contracts to provide its processing services to any other third party for orders of like or reasonably comparable volume (measured in pounds) during the immediately preceding full calendar month completed prior to the date GFT's order to process Seafood is sent to Procint (such "most favored nations" price and aggregate economic and sales terms are referred to as the "**MFN Price**" herein). Procint agrees to provide all its services hereunder at the then applicable MFN Price. If at any time Procint offers to process any Seafood or any items substantially similar to such Seafood at prices or on aggregate economic and sale terms more favorable to any third party than the MFN Price most recently determined ("**More Favorable MFN Price**"), Procint shall give GFT prompt written notice of such offer within three (3) business days and thereafter, without further action of the parties, the most recently determined MFN Price shall be immediately and automatically adjusted to and replaced by the More Favorable MFN Price. Since Procint will not be providing its processing services until after the Installation Date, thereby making it impossible to set the MFN Price upon the Effective Date of this Agreement, immediately after the Installation Date is determined Procint shall notify GFT of the MFN Price for the first period covered by the MFN Price ("**Starting MFN Price**"), provided, however, that notwithstanding the fact that the actual MFN Price at that time may be higher, the Starting MFN shall not exceed US$0.32 based on Trim C whole fresh Salar Salmon per pound. This price will be readjusted twice a year in function of the increases in electric energy, drinking water, waste water treatment, labor costs and basic materials. This price that not consider the direct cost produced by the *iPura® System* operation, like the increase in consumption of drinking water, electricity, sewage system, amongst other. These expenses will be paid directly by GFT or reimbursed as corresponds to Procint.

5.3 VAT. The Processing Fee and any other charges that may be agreed to are expressed in US dollars; the Chilean value-added tax ("**VAT**") is not included. Once the VAT is added, the billing invoice will be converted into its equivalent in Chilean pesos in accordance with the Citibank's US dollar exchange rate at the date of invoicing.

5.4 Invoicing. Invoicing will take place twice a month, each separated by at least 14 days, on a calendar month basis, and payment will be due within 30 days following billing date. Invoices shall include such supporting documentation as GFT reasonably requests. Should said payment be delayed by more than 30 working days, GFT shall pay a monthly charge equivalent to 2% of the outstanding invoice. Procint shall include payment of this charge, if applicable, in the invoice for the next cycle. Notwithstanding the foregoing, if the terms of payment based upon the most recently determined MFN Price provisions are more favorable to GFT than those provided in this Section 5.4, the more favorable MFN Price provisions shall supercede the payment terms otherwise provided therein, but only for so long as such MFN Price provisions remain more favorable.

5.5 Books and Records. Representatives of GFT, duly authorized by previous agreement with Procint, will have the right to revise the records and documents related to the price of MFN.

5.6 Reimbursable Costs. Pursuant to Section 3(b) of the ***iPura***® System Installation Agreement, Procint is required to reimburse GFT for all "construction" and "equipment installation" costs actually incurred by GFT under Sections 2.2(b) and 2.2(c) of that agreement. "Construction costs" include all costs associated with GFT's construction of a 600 M^2 (one six hundred square meters) expansion of Processor's Plant within the Dedicated Area for the purpose of meeting the space requirements for the operation of the *iPura*® System. The dimensions of this expansion are approximately 25 meters by 13 meters, that will be built on two floors that must conform to GFT's specifications. "Equipment installation costs" include all costs associated with GFT's installing and/or stocking, to GFT's specifications, the ***iPura***® System equipment, parts and supplies; electrical wiring from and to panels; plumbing from and to various pieces of equipment; connection to the sewer system and/or sewage treatment area if so required; control cabling; labor; etcetera within the Dedicated Area and/or any storage/warehousing area at Processor's Plant. The "construction costs" and the "equipment installation costs" are collectively referred to herein as the "**Reimbursable Costs**". Promptly after the Installation Date is determined, GFT's Chief Financial Officer shall calculate the Reimbursable Costs and provide Procint written notice thereof along with reasonable detail in substantiation thereof. For each pound of Product processed by Procint for GFT during the Term and any Renewal Term, Procint shall credit GFT US three cents (US$0.03) against the invoiced amount based upon the MFN Price until the entire Reimbursable Costs are recouped by GFT. After full recoupment of the Reimbursable Costs by GFT, GFT shall not be entitled to any further credit of US$0.03 per pound against the MFN Price of Product processed by Procint for GFT.

6. RETROACTIVE COLLECTIONS FROM DIFFERENCES

6.1 Services Disputes. If there is a dispute between the parties with respect to any aspect of the services, including, but not limited to: quantities delivered, quantities processed, quality of Product, rates charged, etcetera, the parties agree that the time period during which either party may make claims for retroactive collections or credits arising from any such disagreement shall be no more than three (3) months from the date of invoice. Once said three-month period has transpired without any such

disagreement between the parties, it will be understood that there were no such disagreements and/or they have been otherwise resolved by the parties. In the event any differences or disagreements are brought forth within the three month period, the parties will issue a credit or debit against future invoices, as appropriate, or, if not possible, pay the difference in good funds on demand.

6.2 Reductions in Volume. Any reduction in volume processed, which occurs through no fault of GFT, shall not entitle Procint to make any adjustment to the Processing Fee charged for Product actually processed. This includes, but is not limited to reductions resulting from: suspension of Procint's Quaility Assurance Program, Force Majerure, or any other event resulting in a reduction of volume. In any such event, any quantity not processed by Procint may be delivered to any other processor, at the sole discretion of GFT, without any obligation to compensate Procint, without prejudice to GFT's rights under this Agreement, including but not limited to early termination.

7. ADDITIONAL GFT RIGHTS AND RESPONSIBILITIES

Notwithstanding the delivery of Product raw material for processing, GFT will also have the following rights and obligations once the Installation Date is determined:

(a) GFT shall provide Procint, on a timely basis, any appropriate documents relating to the Product raw material entering the Processor's Plant, as far as internal control is concerned, and shall provide the required information for the performance of the services hired, such as technical data related to the Product and working schedules. Any changes to the technical data or schedule that Procint wishes to make shall be made only during the initial 24 hours after receiving the relevant documents from GFT. The aforementioned data and schedules will be regarded as accepted once this 24 hour period has elapsed. The parties agree that, upon entry of Product raw material into Procint's Processing Plant, the following documents shall be produced: (1) authorized waybill; (2) guarantee statement; and, (3) traceability records relating to the Product raw material to be processed.

(b) GFT shall pay the Processing Fee based upon the MFN Price determined pursuant to Section 5.2, subject to adjustment to that MFN Price for like volumes of raw materials if the minimum deliveries committed are not met, except that no increase in the MFN Price shall be made in the case of an event described in Section 6.2. GFT will have to compensate Procint the idle capacity generated according to section 5.1. This idle capacity has a cost of 3,250 dollars daily per shift whose process volume is equivalent to 26,600 pounds daily / shift, GFT will pay Procint compensation the total or the proportion that corresponds to the Minimum Volume agreement as specified in section 5.1. The compensation will be invoiced on the same dates as stipulated in section 5.4.

(c) GFT shall inform Procint, in writing, the identity of its representatives for supervising and controlling the process who will be authorized to approve or reject, in writing, the processing of the Product.

(d) GFT shall undertake to meet the quantity requirements, as indicated in Schedule 1, except insofar as there occurs an act of Force Majeure making the deliveries impossible. In any case,

the parties understand that this schedule sets forth the minimum volume that GFT anticipates will be processed by Processor.

(e) GFT shall submit to Procint, every 30 days, a working schedule that may vary from time to time due to the cyclical nature of fish farming.

(f) GFT shall keep a supervisor available at Processor's Plant on a permanent basis during working hours.

(g) GFT shall submit a weekly Product raw material entry program to Procint, on Friday of the week preceding processing, identifying GFT's anticipated volume of Product expected to be delivered for processing during the following week.

(h) GFT shall inform Procint in writing of any changes of the GFT Processing Standards prior to any such changes becoming effective.

(i) Product raw material shall be delivered to Processor's Plant in bins with water temperature between 0° C and 4° C.

(j) GFT undertakes to deliver Product raw material that has been harvested within 24 hours, and that is in optimum organoleptic condition.

(k) Any complaints that GFT may have shall be submitted, in writing, to the person in charge of Procint Customer Attention. GFT shall not give instructions, directly or indirectly, to any other Procint employee.

8. ADDITIONAL PROCINT RESPONSIBILITIES

Once the Installation Date is determined, in addition to performing the services described in Section 2, Procint shall have the following responsibilities and obligations, to be undertaken at its sole cost and expense:

(a) Procint shall comply with the Quality Assurance Program (**"QAP"**) approved by Sernapesca and shall assume all costs and responsibilities of compliance therewith.

(b) Procint shall at all times provide only suitable and duly qualified personnel to provide the Product processing services to GFT under this Agreement, including but not limited to those specifically identified in Section 2.

(c) Procint shall maintain the necessary resources to control stock inventory.

(d) Procint shall effectively assure storage of the Product raw material at a temperature of between 0° C and 4°C. This provision is applicable to Product raw material in transit inside and outside Processor's Plant.

(e) Procint shall be responsible for the quality and safety of the Product raw material, including any additional ice and/or equipment required to meet this responsibility.

(f) If any Product raw material cannot be processed or is confiscated for any reason attributable to Procint, Procint shall pay to GFT on demand a sum equivalent to the total value of said Product raw material. To this effect, the price of the Product raw material shall be the actual cost that GFT pays for the equivalent Product raw material and all other actual costs incurred by GFT due to the loss.

(g) Procint shall provide, at all times, a well-defined physical location for GFT 's supervisors, including adequate parking space for them and other GFT Personnel if GFT deems it necessary or advisable, to enable them to appropriately carry out their administrative duties, such as managing information, communications, reports, etc. This physical location shall be furnished with, at a minimum, a desk or table, a chair and telephone and high-speed broadband internet connections in good working condition. This location shall also be suitable to allow for storage of information, records and office materials. GFT supervisors include GFT's process supervisors and quality supervisors, as GFT determines.

(h) Procint shall submit, not later than the Installation Date, a flowchart showing the responsibilities or organizational structure specifying the chain of command and the individuals who are responsible for the different areas of interaction between the plant and the supervisor(s) of GFT, so that effective communication may take place. This diagram shall indicate the person of authority who will field and handle any complaints and objections related to this Agreement.

(i) In the event of a GFT complaint about an error or errors in the processing of the Product that affect its quality or specifications, a responsible inquiry shall be conducted promptly by Procint. Procint shall provide QAP process records that identify the processing dates and times, process characteristics and quality controls applied to the Product. The complaint and the records shall be analyzed by the parties in order to implement the appropriate remedial measures, if any.

(j) Procint shall submit to GFT, or to whom it may designate, all of the viscera, scrap and other matter derived from the processing of the Product raw material.

(k) Procint shall provide laboratory workspace to GFT technicians; security for the Site and any workspaces used by GFT Personnel in the same manner and to the same extent as it provides security for its own Processor's Plant; and unimpeded, safe and timely 24 hour access to the Site and to the *iPura*® System for GFT Personnel.

(l) Procint shall ensure the presence of its supervisors in all areas of the processes that are assigned to work/process GFT-ordered Product, and that such supervisors ensure that processes are carried out in accordance with any and all GFT Processing Standards, as defined by GFT.

(m) Procint shall assure that GFT's supervisors will be easily recognizable by all other workers. Procint shall ensure that Procint's process supervisors are clearly distinguishable from Procint's quality supervisors or quality assurance personnel, and each from the rest of the workers.

(n) Procint shall, by way of a technical record, ensure that the Processor Personnel are fully informed of the specifications required for the Product that it will process for GFT.

(o) Procint shall maintain an adequate information recording system that provides effective and timely traceability of the Product processed. Said recording system must assure, at all times, the origin, reception date and the date of processing of the Product raw materials processed for GFT.

(p) Procint hereby undertakes to hold for GFT, promptly when and as requested by GFT, in its cold storage chambers, up to 40 tons of the Product, whether raw material or Treated Product, for a 15-day period without any storage charge. If any part of such Product is held in such storage longer than 15 days, Procint will invoice GFT on that part of the tonnage stored longer than 30 days at the rate of US$1.15 per ton, per day, for the number of days beyond 15 that GFT requests.

(q) Procint shall be responsible for maintaining the temperature of its cold storage and/or reefer at or below minus 18°C.

(r) Procint shall maintain processing hours as follows: Monday through Saturday, from 7:30 am to 5:30 pm.

(s) Procint shall maintain Product raw material receiving hours as follows: Monday through Saturday, from 7:30 am to 8:00 pm.

(t) Procint shall carry a civil liability insurance policy covering any and all risks associated with the services hired by virtue of this Agreement, in accordance with the terms and minimum conditions set forth in Schedule 2 of this Agreement. The appropriate insurance policy shall remain in full force and effect for the entire duration of this Agreement, and a copy thereof and its respective renewals shall be submitted to GFT within 15 working days following the date of obtaining the insurance policy or of any renewal, as appropriate.

9. PROCESSING SUSTAINABILITY CONDITIONS

9.1 Basic Services. Throughout the Term, Procint shall comply with all Governmental Authority and shall obtain and maintain in good standing all authorizations regulating the basic utility and other services provided to an Industrial Processing Plant, such as: Gas, Electric Power, Water, Sewage and other basic services. Procint hereby represents and warrants that it is under contract/agreement with the water and sewage company ESSAL, whereby Procint's Liquid Industrial Waste Discharge is regulated and compatible with ESSAL Sewage Regulations. Through this contract/agreement, ESSAL provides waste discharge services to Processor's Plant, and ESSAL accepts quantities exceeding the limit established under Supreme Decree 609/98 only in the parameters and within the upper limits of same agreed in the contract in force with the sanitary company ESSAL. The parties recognize that maintaining the above-mentioned contract in place is essential for this Agreement between GFT and Procint to be in effect, and its continuance thereof.

9.2 Chemicals. Procint guarantees that the use of all its disinfectants, chemicals, and other supplies and materials is in accordance with Chilean and FDA laws, rules and regulations. If any changes, variations, or modifications in supplies or materials or in the use of those supplies or materials during GFT-ordered Product processing is ever contemplated by Procint, Procint shall immediatley notify GFT in writing prior to such occurrence.

10. TERM AND TERMINATION

10.1 Initial Term. Unless terminated earlier pursuant to Section 10.3 hereof, the **"Initial Term"** of this Agreement shall commence on the Effective Date and expire two (2) years after the Installation Date. The Initial Term plus any subsequent Renewal Term(s) (as defined in Section 10.2) shall constitute the **"Term."**

10.2 Option to Renew. Unless terminated earlier pursuant to Section 10.3 hereof, and provided that GFT and Procint do in fact wish to renew the Initial Term or then current Renewal Term for an additional term of two (2) years (each such term, a **"Renewal Term,"**) running consecutively with and immediately following the preceding term, GFT shall have the right and option, exercisable in its sole discretion, to fully renew this Agreement for a concurrent Renewal Term, all on the same terms and conditions herein set forth. Said option must be exercised, if at all, by GFT giving written notice to Processor of the exercise of such option on or before the date of expiration of the Initial Term or any Renewal Term.

10.3 Termination.

(a) Breach. If either party materially breaches this Agreement, the other party may terminate this Agreement upon thirty (30) days prior written notice to the breaching party specifying the breach, if the breaching party shall not have fully cured the breach within that time period.

(b) Insolvency. Either party shall have the right to terminate this Agreement immediately upon written notice to the other party in the event that the other party becomes insolvent, proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, makes an assignment for the benefit of creditors, or if any similar agent is appointed or takes possession with respect to any property or business of the said other party, or has filed against it a petition under any bankruptcy code or insolvency law.

(c) GFT's Additional Termination Rights. In addition to the grounds for early termination set forth in subsections (a) and (b) above, or in any other provision of this Agreement, GFT shall have the right to terminate this Agreement immediately upon written notice to Procint if any of the following events occur:

(i) In an event of Force Majeure, rendering it impossible or impractical for orders or deliveries to be carried out as scheduled.

(ii) If Procint changes the location of its Processor's Plant without GFT's advance express written authorization, which shall be within GFT's sole discretion.

(iii) If Procint modifies its legal or corporate form or structure in any manner, without express written notice to GFT.

(iv) If Procint sells or otherwise markets raw materials, finished Treated or non Treated Products or by-products belonging to GFT without previous commercial agreement with GFT.

(v) If any attachments or other limitations by, of or related to creditors of Procint, or by their partners or their affiliates, may be reasonably expected to affect or otherwise impact GFT's exclusive ownership of its Product, whether raw material or Treated Product, or any part of the ***iPura***® System.

(vi) If Processor's Plant fails to retain at all times during the Term any and all licenses, authorizations and consents necessary to the legal conduct of its business.

(vii) If Procint fails to comply with any of its obligations under the ***iPura***® System Installation Agreement, or otherwise defaults thereunder, it being understood that GFT's obligations under this Agreement are dependent upon Procint fulfilling its obligations under the ***iPura***® System Installation Agreement.

(viii) If five per cent (5%) or more of the finished Treated Product processed by Procint in any three (3) consecutive months of the Term or any three (3) months of any full calendar year during the Term is rejected by: i) Sernapesca, or agents appointed by it, ii) regulatory entities in target markets (e.g., FDA in the United States of America), or by agents appointed by them.

10.4 Effect of Termination. Upon termination of this Agreement, all rights and licenses granted to the defaulting party under this Agreement shall immediately be terminated. Within thirty (30) days after termination of this Agreement, the defaulting party shall pay to the non-defaulting party any and all damages incurred by non-defaulting party as a result of any breach by the defaulting party of its obligations hereunder.

11. PROPRIETARY RIGHTS

11.1 Tangible Property Ownership. All right, title and interest in and to: (a) the Product, whether in raw material form or processed Treated Product; and (b) all GFT equipment, supplies, tools and parts; shall remain with and be owned exclusively by GFT, and Processor will not claim any such right, title or interest or take any position adverse to GFT's ownership of any and/or all such right, title and interest.

11.2 IP Ownership. All right, title and interest in and to the Licensed Materials, the ***iPura***® Seal, the ***iPura***® System and other elements of the ***iPura***® Food Safety Program Program, including each of their component parts (severally and collectively "**GFT's Properties**"), and all patent, copyright, trademark, trade secret and all other intellectual and industrial property rights therein and thereto (severally and collectively "**GFT's IP**") shall remain with and shall be owned exclusively by GFT and its licensors, and Processor shall have no right, title or interest therein or thereto. Processor will not claim any such right, title or interest or take any position adverse to GFT's ownership of any and/or all such rights, title and interests.

11.3 Innovations. Any improvements, inventions, or innovations related to GFT's Properties and/or GFT's IP made during the Term (**"Innovations"**) shall be the exclusive property of GFT, free of royalties, notwithstanding the fact that an Innovation may have been created, initiated or suggested by Processor, including Processor Personnel. Processor agrees to fully cooperate with GFT in any filings for protection of Innovations.

11.4 Markings. Processor shall not alter or remove any patent, copyright, trademark, trade secret, proprietary, and/or other notices contained on or in copies of GFT's Properties and/or GFT's IP.Processor shall reproduce all such notices on or in all copies of GFT's Properties and/or GFT's IP made by Processor.

11.5 No Reverse Engineering. Processor shall not modify GFT's Properties and/or GFT's IP. Processor shall not cause or permit disassembly or reverse engineering of the ***iPura®*** System.

11.6 Reporting of Violations. Processor shall promptly report to GFT any actual or suspected violation of this Section 11 and shall take all reasonable further steps requested by GFT to prevent or remedy any such violation. Processor shall take appropriate action by instruction or agreement with its employees to satisfy its obligations under this Section 11.

12. CONFIDENTIALITY

12.1 Confidential Information. Processor may be given access to information or materials that are considered trade secret, confidential and/or proprietary to GFT, including the Licensed Materials, or any portions thereof, and other documentation, materials, or technical information related to GFT Properties and/or GFT IP (**"Confidential Information"**).

12.2 Restrictions on Use and Disclosure. Processor (i) shall treat all Confidential Information as strictly confidential; (ii) shall not disclose any Confidential Information to any other person or entity without the prior written consent of GFT; (iii) shall protect the Confidential Information with at least the same degree of care and confidentiality as it affords its own confidential information, at all times exercising at least a reasonable degree of care in such protection; and (iv) shall not use any Confidential Information for any purpose other then the implementation of this Agreement. The restrictions in this Section 12 shall survive for a period of five (5) years after the termination or expiration of this Agreement, except that such non-disclosure period shall be perpetual in the case of Licensed Materials or any portions thereof, and any of the Confidential Information that is a trade secret.

12.3 Return of Confidential Information. Processor will promptly return all tangible material embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) upon the earlier of (i) the termination or expiration of this Agreement; or (ii) GFT's written request.

12.4 Terms of Agreement. Processor understands that GFT could suffer serious harm if the terms of this Agreement were ever to be divulged to others. Processor agrees, and represents and warrants to GFT, that Processor will not disclose any of the provisions of this Agreement to anyone except its attorney, banker, accountant and/or prospective bona-fide purchaser of its business (none of whom shall disclose it to any other person) or pursuant to court order. Any disclosure thereof by Processor or its attorney, banker, accountant and/or prospective bona-fide purchaser of its business to another person will be deemed a violation of this Section 12.4. Processor shall take all necessary

precautions to ensure the safekeeping and confidentiality of this Agreement. Processor's violation of this confidentiality clause shall constitute a breach of this Agreement, terminate Processor's option to extend the term of this Agreement (if any is provided for herein), and GFT shall have the right to terminate this Agreement and/or pursue any other remedies available to GFT.

13. GFT'S REPRESENTATIONS, WARRANTIES, REMEDIES, LIMITATION OF LIABILITY, AND INDEMNIFICATION

13.1 Representations and Warranties: GFT makes the following representations and warranties to Processor:

(a) GFT is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. GFT has the requisite corporate authority and power to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by it pursuant to this Agreement (collectively, the "**GFT Documents**") and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other GFT Documents have been duly authorized by all corporate action of GFT. This Agreement and each of the other GFT Documents have been duly executed and delivered by GFT and each constitutes a valid and binding obligation of GFT enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by GFT of this Agreement and the other GFT Documents, the fulfillment of and compliance with the terms and provisions hereof and thereof and the consummation by GFT of the transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both) conflict with or result in any violation by GFT under any provisions of or result in acceleration, termination, cancellation or modification of, or constitute a default under: (x) any provision of the organizational or other governing documents of GFT; (y) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, agreement or other instrument, obligation or agreement of any kind to which GFT is a party or by which GFT may be bound or affected; or (z) any judgment, order, decree or statute, law, ordinance, rule or regulation applicable to GFT, its properties or assets; and

(c) GFT has the right to grant Procint the license to affix the ***iPura***® Seal to Treated Product and to use the Licensed Materials per the terms of this Agreement, as specifically granted herein.

13.2 Limitation on Liability. PROCESSOR'S EXCLUSIVE REMEDY AND GFT'S ENTIRE LIABILITY RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT, OR ANY OTHER LEGAL THEORY, SHALL BE LIMITED TO THE RECOVERY OF PROVEN DAMAGES UP TO THE TOTAL AMOUNT ACTUALLY PAID BY GFT TO PROCESSOR PURSUANT TO THIS AGREEMENT WITHIN THE FULL SIX CALENDAR MONTHS IMMEDIATELY PRECEDING THE DATE NOTICE IS GIVEN TO GFT OF PROCESSOR'S CLAIM ALLEGING AN ACT, OMISSION OR OTHER BASIS GIVING RISE TO SUCH LIABILITY, WHICH NOTICE MUST BE GIVEN NOT LATER THAN ONE YEAR AFTER THE LIABILITY GIVING RISE TO THE CLAIM AROSE.

13.3 No Incidental Damages. IN NO EVENT SHALL GFT BE LIABLE TO PROCESSOR OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, OR FOR LOST PROFITS, LOST REVENUE, OR FAILURE TO REALIZE EXPECTED REVENUE OR SAVINGS, ARISING UNDER THIS AGREEMENT OR RELATING TO ALL OR ANY PART OF THE ***IPURA®*** FOOD SAFETY PROGRAM, THE ***IPURA®*** SEAL OR THE LICENSED MATERIALS, EVEN IF GFT HAS BEEN ADVISED OF OR COULD HAVE REASONABLY FORESEEN THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS OF LIABILITY IN THIS AGREEMENT SHALL APPLY EVEN IF A REMEDY IS DEEMED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

13.4 Equitable Relief. Because Processor's breach of any of its obligations set forth in Sections 11 and/or 12 will irreparably harm GFT and substantially diminish the value of its proprietary rights, Processor agrees that if it breaches any of its obligations under Sections 11 or 12, GFT shall, without limiting its other rights or remedies, be entitled to equitable relief (including, but not limited to, injunctive relief) to enforce Processor's obligations and to protect GFT's proprietary rights without being required to post a bond.

13.5 Indemnification by GFT. GFT agrees to indemnify, hold harmless and defend Processor, its affiliates and their respective directors, officers, agents, employees, successors, and assigns (collectively the **"Processor Indemnities"**) from and against any and all liabilities, losses, damages, claims, suits and expenses, including without limitation reasonable attorneys' fees, of whatever kind and nature imposed upon or incurred by or asserted against the Processor Indemnities relating to or arising out of any claim, action, investigation, proceeding or suit that alleges, in whole or in part, that the ***iPura®*** Food Safety Program, or any component thereof, infringes or violates any patents, copyrights, trade secrets, licenses or other property, contract, personal or proprietary rights of any third party (an **"Infringement"**). In the event that the ***iPura®*** Food Safety Program, or any component thereof, is held to constitute an Infringement, GFT shall, at its expense and in addition to any other rights or remedies available to Processor under this Agreement, at law or in equity, (i) modify the infringing item without impairing in any material respect its functionality or performance, so that it is non-infringing; (ii) procure for Processor the right to continue using the infringing item; or (iii) replace the infringing item with equally suitable and functionally equivalent material. Notwithstanding the foregoing, GFT shall have no liability or obligation to indemnify Processor for any claim of Infringement based upon (x) use of a superseded or altered version of the infringing item, if such Infringement would have been avoided by the use of a current, unaltered version of the infringing item that GFT has provided to Processor, and in the case of a current version of the item, has notified Processor that such new versions need to be substituted and has provided a reasonable period of time for substitution; (y) the combination, operation, or used of any of the ***iPura®*** Food Safety Program components, the ***iPura®*** Seal or the Licensed Materials with components, hardware, or other materials not furnished by GFT to Processor, if such Infringement would have been avoided by the proper and lawful use of the of the ***iPura®*** Food Safety Program components, the ***iPura®*** Seal or the Licensed Materials without such other components, hardware or other materials; and (z) use of the of the ***iPura®*** Food Safety Program components, the ***iPura®*** Seal or the Licensed Materials in a manner that violates the terms of this Agreement.

14. PROCESSOR'S REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATION

14.1 Representations and Warranties. Processor makes the following representations and warranties to GFT:

(a) Processor is a Limitada duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Processor has the requisite corporate authority and power to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by it pursuant to this Agreement (collectively, the "**Processor Documents**") and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Processor Documents have been duly authorized by all necessary action of Processor. This Agreement and each of the other Processor Documents have been duly executed and delivered by Processor and each constitutes a valid and binding obligation of Processor enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(b) The execution, delivery and performance by Processor of this Agreement and the other Processor Documents, the fulfillment of and compliance with the terms and provisions hereof and thereof and the consummation by Processor of the transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both) conflict with or result in any violation by Processor under any provisions of or result in acceleration, termination, cancellation or modification of, or constitute a default under: (x) any provision of the organizational or other governing documents of Processor; (y) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, agreement or other instrument, obligation or agreement of any kind to which Processor is a party or by which Processor may be bound or affected; or (z) any judgment, order, decree or statute, law, ordinance, rule or regulation applicable to Processor, its properties or assets;

(c) All Treated Product will be packaged and its packaging labeled in conformance with the descriptions and requirements set forth in each respective purchase order and all applicable Governmental Authority, such as but not limited to the FPLA;

(d) Procint has all legal authorizations to carry out its line of business, as well as a quality assurance program approved by Sernapesca (Chilean National Fishing Agency), the Chilean Ministry of Health and the all other Chilean authorities involved in supervising, guiding or regulating, directly or indirectly, any activity related to food handling, all essential requirements of GFT to induce it to enter into this Agreement;

(e) Procint is, and during the Term shall remain, a member of the APL and SIGES organizations of the Chilean salmon industry;

(f) Procint has complied, and shall continue to comply, with all Governmental Authority during the Term;

(g) Procint fully satisfies and complies with, and will continue to satisfy and comply with during the Term, all of the provisions of Decree Law 3.500 and its modifications regarding social security laws, safety associations and all other codes and regulations pertaining to labor and employment, including by not limited to: provision of day care, overtime, transportation and meals. Procint has made, and will continue to make in a timely manner during the Term, all pension fund and health insurance payments, contributions to safety associations and all other payments required by law.

All Procint Personnel have been and will continue to be hired and employed through lawful labor contracts.

14.2 Indemnification by Processor. Processor agrees to indemnify, hold harmless and defend GFT, its affiliates and their respective directors, officers, agents, employees, successors, and assigns (collectively the **"GFT Indemnitees"**) from and against any and all liabilities, losses, damages, claims, suits and expenses, including without limitation reasonable attorneys' fees, of whatever kind and nature imposed upon or incurred by or asserted against the GFT Indemnitees relating to or arising out of: (a) any breach of this Agreement by Processor; (b) any property damage, personal injury, or death resulting from the processing services provided by Processor; and/or (c) any contractual relationship, whether explicit or implied, with Processor Personnel. Processor shall pay all costs and damages finally awarded against the GFT Indemnitees in such an action provided that GFT gives Processor prompt written notice of such claim, reasonable assistance and sole authority to defend and settle such claim. Processor shall pay GFT's reasonable expenses associated with providing such assistance.

15. MISCELLANEOUS

15.1 Independent Companies. The relationship of GFT to Processor and vice versa is that of independent and separate companies, and this Agreement shall not constitute, or be deemed to constitute, either party as an employee, agent, partner or joint venturer of the other for any purpose. Each party shall be solely responsible for its own debts, accounts, obligations, etcetera, without any liability of the other party for such liabilities. Neither party has the right or authority under this Agreement to assume or to create any obligation or responsibility on behalf of the other party.

15.2 Nonsolicitation. During the Term and each Renewal Term, and for one (1) year thereafter, neither party will hire nor directly approach, counsel, or attempt to induce any person who is then in the employ of or an independent contractor of the other party, to leave the other party's employee or engagement, without the other party's prior written consent. This restriction shall not be deemed to prohibit the placement of advertisements addressed to the general public in newspapers or trade publications nor the hiring of an applicant in response to such advertisement.

15.3 Force Majeure. In the event of Force Majeure, and provided that the impacted party provides the other with prompt written notice of such Force Majeure condition and resumes its performance as soon as possible, then neither party shall be responsible to the other for any failure or delay in its performance under this Agreement, other than with respect to its payment obligations. Further, the other party may terminate this Agreement or any potion that such party deems affected by the Force Majeure condition immediately upon written notice, if the Force Majeure condition has continued for a period of sixty (60) days or longer.

15.4 Governing Law. The parties agree that all doubt, controversy or difference that originates through reason of interpretation, application, finish or prorogation relative of this contract or it effects will be resolved in conformity with the arbitration procedure established by the International Chamber of Commerce corporate domicile in Santiago de Chile, who will name one or more arbitrators that will compose the arbitration tribunal and in the same way the proceedings, resolving in single instance, against whose resolution no appeal can be brought.

15.5 UN Convention on Contracts for Sale of Goods. The parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

15.6 Export Restrictions. The parties shall comply with any and all applicable U.S. and foreign laws and regulations on exportation and importation of the ***iPura®*** Food Safety Program, the ***iPura®*** Seal and/or the Licensed Materials and all applicable laws and regulations relating in any way to each party's performance under this Agreement including, without limitation, obtaining all necessary licenses or permits and any other government approval necessary for the import or export of the ***iPura®*** Food Safety Program, the ***iPura®*** Seal and/or the Licensed Materials.

15.7 Notices. All notices, consents, requests, claims or demands permitted or required to be sent under this Agreement shall be in writing and sent by facsimile, registered mail, overnight mail, courier service, or hand delivery. Notice, consent, request or demand, as appropriate, shall be deemed to have been given upon the earlier of the date of actual receipt or three (3) days after the date of mailing if sent by registered or overnight mail. Unless changed upon proper notice, notices, consents, requests and demands shall be sent to the addresses set forth below:

If to Processor:

Procint Ltda.
El Teniente 121 – Parque Industrial
Puerto Montt, Chile
Facsimile: (56) 65 462589
Attn: Ernesto Lawrence, Gerente General

If to GFT:

Global Food Technologies, Inc.
113 Court Street
Hanford, CA USA 93230
Facsimile: (559) 589-0111
Attn: Keith Meeks, President & CEO

15.8 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be severed from this Agreement and the remaining provisions, or portions of them, shall remain in full force and effect unless an essential purpose of this Agreement would be defeated by the loss of the illegal, invalid or unenforceable provision.

15.9 Waiver. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

15.10 Captions. Captions are included in this Agreement only for convenience of the parties and not for purposes of interpretation of this Agreement. When required by the context of this Agreement, the singular shall include the plural and the plural the singular. Similarly, all references to the masculine, feminine or neuter also include the other genders, as the context requires.

15.11 Assignment. Neither party may assign this Agreement, nor assign any of its rights nor delegate any of its obligations hereunder, without the prior written consent of the other party, not to be unreasonably withheld (except that GFT's consent to any outsourcing of Procint's services may be denied in GFT's sole discretion). Any attempt by a party to assign this Agreement, or assign any of its rights or delegate any of its obligations hereunder, without the other party's written consent will be void.

Notwithstanding the foregoing (but still subject to GFT's consent in its sole discretion to any action which in substance might constitute outsourcing), Procint may assign this Agreement, or assign any of its rights or delegate any of its obligations hereunder, without GFT's consent to any parent, subsidiary, or affiliate of such party, or to the surviving entity resulting from any merger, acquisition, or consolidation involving such party, so long as (i) the assignee or delegatee, as appropriate, agrees in writing to be bound by the terms of the Agreement; (ii) Procint acknowledges that it understands that it is still bound as an assignor or delegator for the performance of all obligations of the assignee or delegatee under this Agreement; (iii) Procint provides thirty (30) days advance written notice of such assignment or delegation to GFT; and (iv) the assignee or delegatee is not a Direct Competitor of GFT. Furthermore, notwithstanding the foregoing, GFT may assign or delegate, as appropriate, any of its rights or obligations hereunder to any parent, subsidiary, or affiliate of GFT.

15.12 Entire Agreement; Amendment. This Agreement sets forth the complete agreement between the parties with respect to the subject matter of the Agreement and supersedes all previous and contemporaneous agreements, discussions, understandings and representations, whether written or oral. This Agreement may not be modified, supplemented, or amended except in writing signed by an authorized representative(s) of each party. It is expressly agreed that all terms and conditions on purchase order documents issued by Processor pursuant to this Agreement shall be null and void. Any agreement between the parties pertaining to Processor's marketing and sale of seafood processed with the ***iPura***® System shall be governed by a separate agreement, the terms of which shall be mutually agreed upon between the parties.

15.13 Counterparts. The Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. Facsimile or photocopied signatures on such counterparts shall be deemed the same as original signatures.

15.14 Survival. In addition to any accrued but unpaid payment obligations existing at the time of expiration or termination of this Agreement, the following Sections and provisions shall survive expiration or termination of this Agreement: Sections 11 through 15, inclusive.

15.15 Parties Affected. This Agreement shall be binding upon and inure to the benefit of the parties, their representatives, and their permitted successors and assigns. The action of any officer, partner, agent or other representative of any party shall be deemed to be the action of said party.

15.16 Authority to Execute. Each person executing this agreement on behalf of any party hereto which is an entity (partnership, corporation, trust, etc.), whether as a partner, officer, trustee, attorney-in-fact, agent or otherwise of such entity, represents and warrants to the other party, as an inducement to the other party to execute this agreement, that (1) such person occupies the office or position indicated after his or her name, having been duly elected or appointed to such office or position; (2) such entity is in good standing in the state or country of its organization; (3) the execution and delivery of this agreement and all documents (if any) required to be executed in connection with it, and the performance of such entity's covenants and obligations under this agreement and such documents, have been duly authorized by all necessary corporate, partnership, trust or other action, as appropriate; and (4) when executed by such person(S) in the capacity indicated after his or her name, this agreement and such documents will be fully binding on such entity according to their terms.

Autorizo las firmas de don ERNESTO ENRIQUE LAWRENCE DIAZ C.I.8.397.846-5 Y Don LEONARDO ELIASER BRAVO MENDEZ C.I.8.255.662-1 en Rep. de PROCINT LTDA.-
PUERTO MONTT, Septiembre 05 de 2008.-

HERNAN TIKE CARRASCO NOTARIO PUBLICO PUERTO MONTT

REVISADO
J. BARRIENTOS
Fecha: 05OP.
Firma:

J. BARRIA
Fecha:
Bol. N°:
Firma:

EXHIBIT A

***iPura*® Label**

SCHEDULE 1

Minimum Processing Volume For Full Calendar Months Beginning After the Installation Date

MONTH	1	2	3	4	5	6	7	8	9	10	11	12
POUNDS	20,000	100,000	200,000	300,000	480,000	600,000	600,000	720,000	840,000	960,000	1080,000	1,300,000

ONTH	13	14	15	16	17	18	19	20	21	22	23	24
'OUNDS	1,300,000	1,300,000	1,300,000	1,386,667	1,473,333	1,560,000	1,646,667	1,733,333	1,820,000	1,906,667	1,993,333	2,080,000

The ***iPura®*** System is capable of processing, depending on the fillet thickness, 5000 pounds of Seafood per hour. The minimum objective is to have a full shift running at the end of the first full year of operations after the "**Installation Date**" (as defined in Section 1.5) (equivalent to 350 net metric tons per month, approximately), and, ultimately, 2 shifts running sometime during the second year of operations (equivalent to 700 net metric tons per month, approximately) and thereafter.

SCHEDULE 2

MINIMUM CONDITIONS OF THE CIVIL LIABILITY POLICY

Matter Insured

Protection to Procint Ltda.'s extra contractual civil liability, or to that of its related companies, whether they be affiliates, subsidiaries and/or investees.

Coverage

Civil Liability Policy and the following additional ones:

Corporate Civil Liability.
Cross Civil Liability.
Civil Liability for food supplies.
Civil Liability for sudden, unexpected and accidental contamination

The clauses above are protected as follows:

All clauses: Consequential Damage, Moral Damage, Loss of Profit
General Civil Liability: protection against material damage, personal injuries and/or death caused by fire and/or explosion.

Amount Insured: US$

Jurisdiction and Competence: Worldwide.